Exhibit 99

MEREDITH CORPORATION INVESTOR CONFERENCE CALL
THIRD QUARTER OF FISCAL 2003

The conference call is scheduled to begin at 11:00 AM EDT on Tuesday, April 29th. Participants [Meredith Management and webcast vendor, CCBN] should dial 888-788-6201 approximately 5-10 minutes prior to the start time and indicate their respective role. Domestic investors should dial 888-788-6201 [International 610-769-2393]; Password is Meredith Corporation. During this time the operator will conduct an audio check and also let us know how many people are on the line.

At our introduction, the conference call operator will inform participants that the conference call is starting and instruct listeners as to the procedure to ask a question after the formal remarks are concluded. Then the operator will introduce Jim Jacobson.

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith Corporation. With me today are Steve Lacy, President of our Publishing Group and Tom Ferree, our Corporate Controller. Bill Kerr, our Chairman and Chief Executive Officer, and Suku Radia, our Chief Financial Officer, are in New York. Kevin O'Brien, President of our Broadcasting Group, joins us from Nashville.

This morning we will discuss our results for the third quarter and the nine months of fiscal 2003, provide guidance for the year, and open the call to your questions.

Before our presentation, I will take care of a few "housekeeping" items.

First, this call is being webcast on our website - Meredith.com. A replay will be available through May 6th. Our formal remarks will be posted to our website and will be furnished to the SEC as part of an 8-K.

Second, when discussing our Broadcasting Group, we will use the term "same-station", which in all periods is adjusted to include KPTV in Portland, OR and to exclude the two Florida stations exchanged for KPTV in June 2002.

Third, new SEC Regulation G addresses the use and disclosure of non-GAAP financial measures. In this call, we will refer to non-GAAP measures, such as FAS 142-adjusted results, EBITDA, and results that exclude non-operating income or expense items. We believe these measures, combined with GAAP results, provide an additional analytic tool to understand our core operations. Unless specifically stated otherwise, all fiscal 2002 results are stated on an adjusted, or a non-GAAP, basis as if the amortization provisions of FAS 142 were in effect in fiscal 2002. The financial statements in our press release issued this morning present our GAAP and adjusted results. Table 1 at the end of our release reconciles GAAP results to the non-GAAP measures. You may access this release on our website.

Last, in today's call we will include statements that are considered forward-looking within the meaning of Federal securities laws. These statements are based on Management's current knowledge and expectations, and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.

Factors that could affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices; postage rates; overall economic conditions; and world, national and local events that could interrupt broadcast television. A comprehensive description of the Risk Factors can be found in our earnings release issued today and in certain of our SEC filings. The company undertakes no obligation to update any forward-looking statement.

At this time, I'll turn the program to Bill.

BILL KERR

Thanks Jim, and welcome to everyone.

I trust you have received and reviewed our earnings release. I'll provide an overview of our performance in the third quarter and nine months of fiscal 2003. Steve and Kevin will update you on their respective operations. Suku will discuss the strength of our financial position and the outlook for the fiscal year. Then, we'll address your questions.

We are very pleased to report strong results in a quarter overshadowed by continued economic uncertainty and the war in Iraq. Our net earnings increased 17 percent in the quarter and total revenues rose 9 percent. These gains were driven by 14 percent growth in advertising revenue.

Our third quarter results represented the fourth consecutive quarter of year-over-year earnings growth. This momentum is attributable to the successful execution of sound business strategies and aggressive marketing programs that we initiated more than two years ago to counter the advertising recession, to expand our leadership in the home and family markets, and to improve our broadcasting operations. While the recession and September 11 affected our results, we remained focused on our strategies. This focus and our execution have produced steadily improving results.

For the nine-month period, earnings increased 34 percent and total revenues grew 8 percent. Our nine month results reflect the success of our sound business strategies and marketing initiatives.

Let me take a moment to address the impact of the war. We were not able to discern any impact on our Publishing Group's third quarter advertising results, largely because our magazines were closed prior to the commencement of the war. Our Broadcasting Group lost approximately $1.5 million of revenue in the quarter as a result of war-related scheduling adjustments, pre-emptions and cancellations. In their remarks, Steve and Kevin will discuss current advertising demand for their respective businesses.

Overall, our Publishing operations produced outstanding third-quarter results led by strong profit growth in several of our magazines, including Better Homes and Gardens and Ladies' Home Journal, as well as in our book operations, partially offset by our integrated marketing business.

Our magazine advertising pages continued to outpace the industry during the third quarter, according to PIB.

Our broadcasting operations performed well and continued to gain momentum despite the impact of the war and challenging comparisons to the prior year, which included Olympics and Super Bowl advertising. The third quarter was the fourth consecutive quarter with an improved year-over-year EBITDA margin. In this environment, we are quite pleased to continue our momentum.

Also, we posted a strong February ratings book, which augmented the ratings improvements in the November book. These gains enhance our ability to be even more aggressive in our sales efforts to build revenue. Our strategies are being successfully implemented and our broadcasting turnaround remains on track.

Our performance in the third quarter continued to outpace the broadcasting industry. Our same-station revenues rose 6 percent, compared to 1 percent for the industry, according to TVB.

Now, I will turn the call to Steve for an update on the Publishing Group.

PUBLISHING

STEVE LACY

Thanks, Bill. I'll start with a quick look at the strong results of the overall Publishing Group. Then I'll discuss our magazine operations, our integrated marketing business, our interactive media operations, and finally our book business.

In the third quarter:

--

Operating profit for the Publishing Group grew 13 percent. The quarter included higher postage rates and approximately $2.0 million of intangible amortization related to our December 2002 acquisition of the American Baby Group. Going forward, this amortization will approximate $200,000 quarterly.

--	Total publishing revenues increased 12 percent. Without the American Baby Group, revenues grew 5 percent.
--	Solid advertising demand was a key driver of our quarterly performance. Advertising revenue rose 24 percent and increased 14 percent, excluding the American Baby Group.

In the nine months:

--	Operating profit increased 14 percent.
--	Revenues rose 8 percent, driven by 14 percent growth in advertising revenue, 10 percent excluding the American Baby Group.

BHG and LHJ

First, let me talk about our magazine operations.

Our third quarter operations were led by strong profit growth at Better Homes and Gardens and Ladies' Home Journal, our two largest titles, along with Midwest Living, and MORE magazines.

Together, Better Homes and Gardens and Ladies' Home Journal further outpaced their competition for advertising market share in the women's service field. For the 12-month period ending with the March issues, they gained 2 percentage points to 44 percent, according to PIB.

Better Homes and Gardens continued its strong advertising performance, as advertising pages grew 10 percent in the quarter. According to PIB, Better Homes improved its advertising revenue share of the women's service field to more than 31 percent, up 1 percentage point for the 12 months ending with the March issue. This lead was 12 points better than its nearest competitor.

We are encouraged with the performance of Ladies' Home Journal, which posted a 33 percent gain in advertising pages. Ladies' Home Journal improved its advertising revenue market share in the women's service field by 1 percentage point to 12 percent, according to PIB. Changes instituted by our new management and creative team were instrumental in its improved performance and, over time, should further strengthen Ladies' Home Journal's share in the women's service field.

Mid-sized titles

Now I'd like to look at our mid-sized titles, whose third-quarter performance was driven by strong advertising demand along with rate base and frequency growth. Let's take a look at MORE and Midwest Living in particular.

MORE continued to perform very well with advertising pages growing in excess of 40 percent. We recently raised MORE's rate base to 850,000 and plan to grow it to at least 1 million over time.

Midwest Living, which published an additional issue during the third quarter, continued its remarkable performance. The May-June issue set an all-time record for advertising revenues. Including the May-June issue, six of the last seven issues have set advertising revenue records for that particular issue. Midwest Living's focus on regional travel and entertainment is very popular with advertisers, and readers have clearly responded. In early calendar 2003, we raised the rate base of Midwest Living to 850,000 from 815,000.

American Baby

The American Baby Group is also performing well. According to PIB, advertising pages for the American Baby magazine were up 21 percent for the 12-month period ending with the March 2003 issue, and were up 10 percent for the January through March issues, the first full quarter we have operated the title. Strategically, the American Baby Group is expanding our portfolio to younger families and to a more diverse audience, particularly the large and growing Hispanic market.

Integration of the American Baby Group is progressing as planned. We have combined the group's production, circulation, and sales functions with our existing operations. On the sales front, we are designing marketing campaigns to leverage our ability to sell non-endemic advertising in American Baby titles.

Corporate Solutions

And now a word on our Corporate Solutions operations, which as you may recall, was established to provide advertisers cross-platform programs that deliver a consistent message to consumers. As an example, for Sears we created a multi-platform program called "Living Green, Saving Green." It is designed to educate consumers about energy conservation, and highlight the efficiency of Sears' Kenmore appliances. The centerpiece of the program is a four-page energy conservation insert that will be placed in the May issues of Better Homes and Gardens, Country Home, and Traditional Home. The program will also include an online series titled "The Energy-Conscious Home," which will be available on bhg.com and other Meredith websites. Additionally, the program will include a direct mail campaign that utilizes our leading database, school outreach efforts, and mall exhibits.

Retail Programs

We also continued to expand our retail programs during the third quarter. These programs are designed to increase advertising in our magazines by enhancing the relationship between our advertising clients and individual consumers, through leading retailers, to sell additional product at retail.

A good example is The Better Homes and Gardens Experience, a program that brings the best editorial content from our flagship brand to life for consumers through demonstrations and seminars on gardening, cooking, decorating and crafts. This year we'll hit the road with a 5,000-square-foot, interactive mobile tour.  From May to October, we will visit 20 markets across the country showcasing the Better Homes brand and our advertising clients to more than 3.5 million consumers.

The tour will be presented in two distinct 10-week runs. The first will be held at Wal-Mart stores with Mattel participating as the presenting sponsor. Then the exhibit will travel to high-traffic, well-known, family-oriented fairs and festivals.

Integrated Marketing

With that look at our magazine group, let me focus on our integrated marketing business. In fiscal 2003, integrated marketing's results reflect reductions corporate clients made in their marketing budgets during our fiscal 2002. However, in terms of new business sold, fiscal 2003 has been the strongest year in integrated marketing's history. During the third quarter, we sold major new projects with several leading companies.

For Deere and Company, we will produce a 48-page magazine for its lawn and garden customers. The magazine will draw on our relationship marketing experience, combined with our lawn and garden content expertise to highlight Deere's latest products.

We will produce loyalty magazines for Liberty Mutual and MetLife. This expands our expertise in the insurance and financial services industry, which also includes a significant relationship with the Principal Financial Group.

In addition, we will continue our multi-year relationship with Carnival Cruise Lines to produce its loyalty magazine, which has a circulation of 2.5 million and is produced three times a year.

We will see the benefits of this new business activity in fiscal 2004.

Interactive Media

Our interactive media operations continued to gain momentum during the quarter. Advertising revenues rose 48 percent; page views grew nearly 35 percent; and unique visitors increased 85 percent to average nearly 4.5 million per month in the quarter. Internet traffic grew on our anchor site, bhg.com, which averaged more than 2.5 million visitors per month in the quarter, compared to 1.6 million average monthly visitors in the third quarter of fiscal 2002.

After the close of the quarter, we announced an agreement to license select online content to AT&T's Worldnet, one of the nation's leading internet service providers. Under the agreement, we will provide home and garden content from bhg.com to AT&T Worldnet subscribers.

We have used the strength of our existing Internet sites, particularly bhg.com, to promote the American Baby web sites, increasing traffic and unique visitors on American Baby's internet sites.

Again in the third quarter, we were successful generating magazine subscriptions from the Internet, more than doubling our sales compared to the prior-year quarter.

Books

As Bill noted earlier, our book operations posted another outstanding quarter.

This performance reflects:

--	High quality products,
--	A more dynamic editorial approach to reduce the time required to develop new books, and
--	More aggressive marketing efforts, which resulted in broader distribution in both traditional book and non-traditional retail outlets.

In March, Trading Spaces "Behind the Scenes" went on sale at retail and, to date, we have shipped more than 640,000 copies of the book.  This is the first in a three-book series based on the hit decorating show on The Learning Channel cable network. It has been a top seller at leading mass market chains, book stores and home improvement retailers, and after its release in March, it was one of the highest ranked books on several best seller lists.

We have also experienced strong demand for our "Better Homes and Gardens Biggest Book of Slow Cooker Recipes" cookbook. To date we've shipped more than 270,000 copies and demand is still quite strong.

We recently launched a value publishing initiative, which repurposes existing Meredith content into oversized books sold in traditional retail outlets such as Barnes & Noble and Borders, along with warehouse club stores. This is a large market at retail and we can use our tremendous content archive to produce these books.

Summary

To summarize, our Publishing Group performed very well in the third quarter with strong gains in revenue and operating profit.

As Bill mentioned earlier, we were not able to discern any material impact of the war on our third quarter advertising results, largely because our magazines were closed before it began. Uncertainty about the economy has caused certain advertisers to remain cautious. To date, our magazine pages, excluding the American Baby Group, are running up in the mid teens for the fourth quarter of fiscal 2003.

With that, I'll turn it over to Kevin for a Broadcasting update.

BROADCASTING

KEVIN O'BRIEN

Thanks Steve. I'll start with a quick look at our broadcasting results. Then I'll discuss our strong ratings gains in the February book, which builds on the gains we posted in the November sweeps. Finally, I'll talk about our Cornerstone programs, which leverage our publishing assets and generate incremental advertising revenue.

For the third quarter:

--	Operating profit grew 9 percent.
--	On a same station basis, revenues grew 6 percent compared to 1 percent growth for the industry as reported by TVB.
--	We improved our EBITDA margin, which was the fourth consecutive quarter of year-over-year margin improvement.

For the nine months:

--	Operating profit grew 58 percent.
--	Same station revenues grew 19 percent, and
--	Our EBITDA margin grew to 29 percent from 22 percent.

We are very encouraged by our financial results in the quarter. We overcame challenging comparisons to last year related to the Super Bowl and the Olympics, exacerbated by the impact of the war, to produce revenue growth that exceeded the industry average, according to industry sources.

Most of our stations posted strong ratings gains in the February book. These gains follow strong performance in the November sweeps. We have changed the culture in our group as evidenced by our ratings gains. Our improved news programming should lead to further revenue growth as we increase rates based on these improved ratings.

In addition, with disciplined cost controls, we will generate higher profits and better margins. We are on track to reach our long-term 40 percent EBITDA margin goal.

Ratings

Let me give you some highlights of our performance from the February ratings book. All of the ratings figures that I will discuss are for adults 25-54.

In particular, we performed very well in our largest markets. KPHO in Phoenix grew ratings 50 percent or better for its 6 p.m. and 10 p.m. newscasts. The station's morning newscasts and its primetime lead-in programming also posted strong gains.

In Atlanta, WGCL continued to build momentum. The station's 6 p.m. newscast rating rose 14 percent; its newscast at 5 a.m. was up 150 percent; and its 6 a.m. newscast gained 20 percent. In addition, the station's primetime ratings grew 17 percent.

In Hartford, WFSB's key late newscast ratings increased more than 80 percent. The 5 and 5:30 p.m. newscasts each grew by more than 40 percent, and noon and morning news programming also produced impressive gains.

Our duopoly in Portland continued to progress in terms of ratings. KPTV, our FOX affiliate, posted gains for all of its newscasts. Its late news rating more than doubled and its morning news grew to a 23 share. KPDX, even after switching from FOX to UPN last year, contributed with a 13 percent gain for its primetime lead-in programming. These ratings gains enhance our ability to improve advertising revenue and gain market share.

Most of our other stations also posted ratings gains in the February book. Here are some highlights:

--	In Las Vegas, KVVU late news increased 52 percent, while the 7 to 9 a.m. newscast rose 17 percent.
--	WSMV in Nashville, posted gains for its noon and 5 p.m. news, while its late afternoon lead in programming rose more than 30 percent.
--	KCTV in Kansas City recorded a 70 percent gain for its 10 p.m. news. The station also posted significant gains for its 5 to 7 a.m. and noon news programming.
In Greenville, WHNS late news improved 52 percent, while its early evening block of sitcoms was up 64 percent.

In addition to our own stations' performance in the February book, we benefited from strong ratings and share by our primary networks. CBS posted a 30 percent ratings gain. FOX's market share totaled 13 percent, tying NBC for the top spot.

Cornerstones

Now, let me briefly discuss our Cornerstone programs which are unique to Meredith. In these programs, we combine content from Better Homes and Gardens, Ladies' Home Journal and other Meredith publications with local advertising.

Revenues from our Cornerstone programs rose 40 percent in the nine months, versus the comparable period. We are increasing the frequency of these programs and the size of the publications, which will increase advertising revenue.

Community Service

We are proud of our commitment to service journalism. During these times of uncertainty and war, the local communities we serve look to our stations for important news and information. We also serve with community involvement. Here are a few examples of how our stations have served their communities during the war.

WGCL in Atlanta partnered with local businesses to collect donations to buy pre-paid telephone cards for soldiers and hospitalized veterans. KVVU in Las Vegas filmed video messages from families and friends that could be accessed by soldiers connecting to the station's website. KCTV in Kansas City helped organize an event to provide financial and emotional support for the local families of service men and women.

Television is a powerful mass medium, and we are very committed to serving our local communities.

Now a brief look at our fourth quarter, on a same station basis, broadcast pacings are currently up in the low-single digits for the fourth quarter of fiscal 2003. Broadcast pacings are a snapshot in time, change frequently and recently have been quite volatile. Additionally, the war has reduced our near-term visibility.

In concluding, let me tell you that despite the war and challenging comparisons, our group increased same-station revenues, which translated into improved profits and margins. Our ratings growth in both November and February will serve as a good foundation to continue our revenue growth. This growth has come through the relentless efforts and excellent execution by all of my colleagues in the group. As I have said, we will not be satisfied until we are number 1 in revenue, news, and market share in all our markets. This is a good beginning, and we are moving forward.

Now I'll turn it over to Suku for a financial update.

FINANCIAL

SUKU RADIA

Thanks Kevin.

As you've heard, we are pleased with our results in the third quarter, which was the fourth, consecutive quarter of year-over-year EPS growth.

Let me summarize some of the key results for the third quarter and nine months:

--	Net earnings grew 17 percent in the quarter and 34 percent year-to-date.
--

As Steve noted earlier, we recorded approximately $2 million of intangible amortization related to the American Baby Group acquisition. In the fourth quarter and thereafter, this amortization is expected to approximate $200,000 per quarter.

--

We continue to do a good job managing costs, as part of the initiatives we implemented beginning in calendar 2001. Total operating costs for the third quarter, excluding the American Baby Group, were $216.8 million, up 1 percent. Production, distribution, and editorial expenses, excluding American Baby, increased 2 percent due to higher postage costs and higher volume-related production and editorial costs. Selling, general, and administrative expenses, excluding American Baby, were flat with the previous year.

--	For the nine months, total operating costs, excluding American Baby, were $642.6 million, up 3 percent.
--	Net interest expense was $6.4 million in the third quarter of 2003, versus $6.5 million in the comparable quarter.
--	Total debt was $415 million at March 31, 2003, down $9 million from $424 million as of Dec. 31, 2002. Our debt-to-EBITDA ratio remained conservative at 2.
--	Our effective tax-rate remained at 38.7 percent.
--	Capital expenditures were $4.2 million in the quarter and $21.2 million in the nine months. We expect total fiscal 2003 capital spending to be approximately $30 million. And,
--	We repurchased approximately 235,000 shares in the third quarter of fiscal 2003. As of March 31st, we had repurchased more than 560,000 shares in fiscal 2003.

With that summary, let's take a forward look.

We believe the current First Call consensus estimate of $1.75 is achievable for fiscal 2003. This represents earnings before the cumulative effect of a change in accounting principle related to SFAS No. 142, which was recorded in the first quarter of fiscal 2003.

Previously, we reported adjusted fiscal 2002 earnings of $1.42 per share. In light of new SEC guidelines, which address items that may be considered special, or non-recurring, our adjusted net earnings for fiscal 2002 were $1.38 per share. This includes a $0.04 per share, write-down of broadcast film rights that was previously excluded from adjusted 2002 earnings.

Now I'll turn the call back to Bill for concluding remarks.

BILL KERR

Thanks, Suku.

We are pleased by our results for the third quarter and the nine months of fiscal 2003, and we are off to a good start in the fourth quarter. Publishing continues to execute very well by leveraging our leadership in the home and family markets and expanding our portfolio to serve younger and more diverse audiences. Broadcasting continues its improvement and we are on track to reach our long-term goals.

At this time, we will address your questions.